Letter of Undertaking

To: Madrone Partners, LP

June 6, 2012

Dear Sirs:

We refer to the warrant numbered “022” (the “Warrant”) issued to Madrone Partners, LP (the “Holder”) by China Biologic Products, Inc. (the “Company”). In connection with the Holder’s exercise of the Warrant to acquire 187,500 shares of common stock of the Company (the “Warrant Shares”), the Company hereby undertakes to, upon issuance of a share certificate representing the Warrant Shares by the Company to the Holder, use its reasonable best efforts to register or qualify or cooperate with the Holder in connection with the registration or qualification (or exemption from the registration or qualification) of the Warrant Shares for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as the Holder reasonably requests in writing (including via e-mail) and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Warrant Shares; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

Very truly yours,

China Biologic Products, Inc.

By:	/s/ Ming Yang
	Name:	Ming Yang
	Title:	Interim Chief Financial Officer
& Compliance Officer